 WEST BROUSSARD EXPLORATION AGREEMENT

This Agreement is made and entered into between PLEDGER OPERATING COMPANY, INC. (“Pledger”), a Mississippi corporation, and BETA OIL & GAS, INC. a Nevada corporation (“Beta”), Pledger and Beta are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Beta desires to acquire oil, gas and mineral leases, interests and geological data in the West Broussard Prospect Area (the “Prospect”) subsequent to reviewing proprietary geological data and interpretations presented to Beta by Pledger, in accordance with the terms and provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreement herein contained, the Parties agree as follows:

ARTICLE I DEFINITIONS

        As used in the Agreement, the following terms have the meaning ascribed hereunder:

a. "Agreement" means this West Broussard Exploration Agreement between Pledger and Beta. b. "Pledger ORRI" means that interest to be conveyed to Pledger pursuant to Article V of this Agreement.
c. “Prospect Area” means the area outlined on the map attached hereto and made a part hereof as EXHIBIT “A” defining the Area of Mutual Interest, located in T10S-R5E of Lafayette, Parish Louisiana.

d. "Effective Date" means February 28, 2001. e. "Term of Agreement" means for the duration of two (2) years after the i) Termination of the JOA, or ii) expiration of the last Lease acquired through leasing in the AMI or acreage acquired through purchase or farmout in the AMI, whichever last occurs.
f. “JOA” or “Operating Agreement” means the agreement attached to this Agreement as Exhibit “B” hereto, made a part hereof for all purposes, and naming Beta, as Operator.

g. “ORRI Form Of Assignment” means the type and format attached to this Agreement as Exhibit “C” hereto, and made a part hereof for the purpose of assigning the Pledger ORRI.

h. “Leasehold Acquisition Costs” means all out of pocket costs incurred by Beta incident to or in connection with the acquisition of Leasehold Interest with respect to the Prospect Area including, but not limited to, lease bonuses, delay rentals, brokerage fees, geological consulting fees and legal expenses incurred for preparation of documents, title examination in the Prospect Area and preparation for unitization hearings.

i. “Leasehold Interests” or “Leases” means any seismic option, oil, gas and mineral lease or interest therein, fee interest, unleased mineral interest or other oil, gas or mineral right acquired by the Parties pursuant to this Agreement, including any such lease, right or interest acquired or subject to acquisition by the Parties under the terms of any farmout agreement, lease purchase agreement, assignment from third parties, options, fee purchase or any other type of agreement.

j. “Payout” means that point in time when Beta’s interest in cumulative revenues from production from any well or wells drilled in the Prospect Area during the term of this Agreement, after deducting applicable royalties, overriding royalties which are not solely the burden of Beta, the Pledger ORRI, any production payments, shut-in payments, delay rentals, non-participating royalties and/or mineral interests and/or other similar burdens attributable to Beta’s interest, production taxes or severance taxes and any other taxes provided by law (excluding income taxes), shall first equal the sum of (i) Beta’s share of all Leasehold Acquisition Costs, (ii) Beta’s share of 100% of the costs and expenses incurred in drilling, testing, completing, equipping and operating, inclusive of Beta’s share of any workover or recompletion of any well or wells drilled on the Prospect Area by Beta before Payout, and (iii) Beta’s share of other expenses incurred by Beta as same are directly attributable and applicable to Beta’s cost bearing interest in the Prospect Area. Payout shall become effective at 7:00 AM of the first day of the month after Payout occurs. It is agreed that after Payout on any well, Beta will pay in arrears any amount of earned revenue accruing to Pledger’s interest beginning on the day actual Payout is achieved, and will be tendered within 30 days of Beta having received production payment covering this period.

k. “Royalty” or “Royalties” shall mean lessor’s royalty under the terms of a Lease, or overriding royalties in favor of a third party under a Lease.

ARTICLE II OWNERSHIP

2.1 Except as otherwise provided in this Agreement, the Parties agree to share all future costs, liabilities and benefits (except the Pledger ORRI) attributable to, or derived from this Agreement with respect to each well drilled under the terms of this Agreement in the following percentages before Payout:

Pledger 0% Beta 100%

2.2 The foregoing notwithstanding, upon well by well Payout, 12.50% of the interest credited above to Beta shall revert to Pledger, such that effective upon Payout of each well, the Parties shall share all costs, liabilities and benefits (including the Pledger ORRI) attributable to or to be derived from this Agreement, and Rentals, in the following percentages:

Pledger 12.50% Beta 87.50%

2.3 If after the Effective Date a Party creates any lease burden, including, but not limited to, any overriding royalty interest, production payment, net profits interest, or assignment of production, but excluding the royalty or other interest which the Leases provide for lessors, such burden shall be deemed the sole and absolute responsibility, obligation and liability of the Party creating such burden, and such Party shall indemnify, defend and hold harmless the other Party from and against any liability therefor.

2.4 It is agreed and understood that the Beta will notify Pledger and will furnish all necessary conveyances to vest Pledger with its after Payout interest. Beta shall furnish Pledger with monthly payout statements prior to Payout and all monthly accounting data as it applies to operations of any well in the AMI.

2.5 The assignment by and from Beta of Pledger’s 12.5% interest shall occur within twenty days after the date upon which Well Payout of each well becomes effective as defined herein by Article 1.1 Pledger’s interest shall be free and clear of any liens and encumbrances at the time that the assignment is executed.

2.6 “WI Form Of Assignment” means the type and format of assignment, attached to this Agreement as Exhibit “D” hereto, and made a part hereof for the purpose of assigning a Working Interest in the prospect to Pledger, as provided for in this Agreement.

2.7 Beta agrees to fully defend, protect and indemnify and hold harmless Pledger, its subsidiaries and affiliates and their respective directors, officers, executives, supervisors, employees, agents, successors and assigns from and against each and every claim, demand, action, cause of action, or lawsuit and any liability cost, damage, or loss, including, but not limited to, court costs and attorney’s fees that may be asserted against Pledger by any party, including Beta’s subsidiaries and affiliates and their respective directors, officers, executives, supervisors, employees, agents, successors and assigns, arising from or on account of any operation conducted by Beta or for the benefit of Beta prior to the effective date of the assignment of working interest by Beta to Pledger.

ARTICLE III CONSIDERATION

        Pledger shall be paid a cumulative total of Seventy Five Thousand and No/100 Dollars ($75,000) in cash and two thousand Warrants to Purchase Beta Common Stock at Nine and 50/100 Dollars ($9.50) per share, as consideration for generating the geological concept under the following timetable: (i) $30,000, in cash upon closing and execution of this Agreement, and (ii) $45,000 in cash and the said Warrants to Purchase Beta Common Stock after the acquisition of Leases within the Prospect Area covering 500 net mineral acres.

ARTICLE IV DUTIES AND RESPONSIBILITIES OF THE PARTIES

4.1 Concurrent with the execution of this Agreement, the Parties shall enter into the Operating Agreement. Except as otherwise provided for herein, Beta shall be designated as “Operator” of the Prospect Area and shall conduct or cause to be conducted all operations within the Prospect Area. To the extent of any conflict between the terms of this Agreement and the Operating Agreement, the terms of this Agreement shall be controlling, except as otherwise provided in this Agreement. All operations in the Prospect Area shall otherwise be subject to, and conducted in accordance with, the terms and conditions of the Operating Agreement.

4.2 Should Beta or Pledger desire to surrender in whole or in part, any Leasehold Interests within the Prospect Area (including any Leases, extensions, farm ins or lease renewals) the other Party shall be notified of their intent 90 days prior to expiration of each Lease and / or 30 days prior to any rental obligation. The Party receiving such notice shall in turn give the other Party written notice, no later than 10 days before the Lease expiration or rental date, of the interest it desires to preserve, and shall be entitled to an assignment of such interest. Beta and Pledger shall make a good faith effort to comply with the provisions of this Paragraph 4.2 but in the event of failure to do so, through oversight or otherwise, Beta and/or Pledger shall not be liable for any default or loss of Lease.

4.3 This letter shall be binding through the term of any Lease renewals, extensions, farm-ins, farm-outs or acquisitions that Beta or Pledger may be a part of, involving the Leases within the Prospect Area, so long as actions to extend the term of the Leases are made during the term of this Agreement.

ARTICLE V PLEDGER OVERRIDING ROYALTY INTEREST

5.1 In addition to the 12.5% interests provided for above, Pledger shall be assigned an overriding royalty interest in all Leases and lease agreements as follows: (i) in the event the net revenue acquired is 75% or greater, the Pledger ORRI shall be 3% of 8/8ths, (ii) in the event the net revenue acquired is less than 75% and greater than 70%, the Pledger ORRI shall be 2% of 8/8ths, and (iii) in the event the net revenue is equal to or less than 70%, the Pledger ORRI shall be 1% of 8/8ths.

5.2 If a Lease covers less than the full undivided fee estate in the oil, gas, sulphur and associated hydrocarbons in any lands covered by the Lease, or in the event less than one hundred percent (100%) of the leasehold estate in any such Lease is acquired by the Parties as to any of the lands covered by the Lease, then as to such Lease, insofar as it covers such lands, the Pledger ORRI shall be proportionately reduced. The Pledger ORRI shall not apply if already applicable to a conveyed interest, avoiding duplication of burden on the same interest, and will likewise not apply to the acquisition of any Royalties, production payments, net profits interests and/or other expense-free interests acquired in wells already producing and/or capable of producing hydrocarbons.

5.3 In the event all or a part of the lands covered by a Lease are pooled or unitized with other Leasehold Interests, the Pledger ORRI shall be further reduced in the proportion that the surface acreage of the land covered by the Lease and included in the unit, bears to the total surface acreage of such unit.

5.4 No interest in a Lease burdened by the Pledger ORRI, whether or not jointly owned, shall be surrendered in whole or in part unless and to the extent allowed by the Operating Agreement or this Agreement with respect to surrender of Leases acquired for the joint account of the Parties.

5.5 Pledger shall be assigned the ORRI on any and all acreage leased, purchased, farmed-in, or acquired through any means, by Beta or Pledger. Assignment of such ORRI shall be made by Beta or Pledger within thirty (30) days after either, 1.) the acquisition of any Lease, or 2.) acquisition of an interest in any Lease or 3.) within thirty (30) days after the recordation by Beta or Pledger, of any affected interest assignments and within five (5) business days if any assignment or Lease is acquired during the thirty (30) day period prior to drilling any well to which the Lease pertains. The Assignment of Overriding Royalty shall utilize the form of assignment which is attached hereto as, EXHIBIT “C”.

5.6 The Pledger ORRI shall apply to and burden all renewals, extensions, top Leases and amendments of Leases burdened by the Pledger ORRI acquired within 2 year (s) after the expiration of each such Lease.

5.7 In the event Beta’s or Pledger’s working interest in a Lease is subsequently reduced by virtue of a reversionary, carried or other working interest in favor of a third party, then the Pledger ORRI shall be reduced proportionately at the time Beta and/or Pledger’s working interest is so reduced.

ARTICLE VI DATA

6.1 Beta will give notice (via telephone) fax or e-mail) twenty-four (24) hours in advance of the spudding of a well, logging of a well and completion of any well to the following Parties:

Pledger Operating Company, Inc., 606 Washington Street, Natchez, Mississippi 391120, (601) 442-9871, E-Mail - pledger1@earthlink.net; ----------------------- Alton Miller, Post Office Box 314, Jackson, Mississippi, (601)821-4863, E-Mail - Strataexpl@cs.com; Research Petroleum, Inc., 25025 I-45 North, Suite 400, The Woodlands, Texas 77380, (281) 363-4474,(281)363-0045 Fax, E-Mail-megaxplor@pdq.net -----------------

6.2 The same parties shall have complete access to the rig floor at it’s sole cost, risk and expense, open hold logging truck and cased hole perforating truck. The same parties will receive a copy of all electronic digital data, including though not limited to, field prints of all open and cased hole logs and a final print of all open and cased hold logs, a copy of all core evaluation reports simultaneous to the time Beta receives same, as well as all formation test results, pressure or build-up surveys, mud logs, samples and driller’s logs, inclusive of copies of any geophysical data and tapes acquired within the AMI, vsp surveys, velocity surveys, cased hole logs, or any other open or cased hole surveys conducted on wells in the AMI of which Beta has an interest. The same parties shall also be furnished a copy of any core studies and reservoir evaluations, test data, regulatory reports, daily drilling and completion reports provided on daily fax basis during conduct of field operations, in addition to copies of monthly accounting data as it applies to operations expenses.

ARTICLE VII COST OF OPERATIONS

        Except as expressly provided in paragraph 2.1, all costs incurred after the Effective Date by Pledger or Beta, if authorized by this Agreement, in the furtherance of the acquisition or maintenance of Leasehold Interests in the Prospect Area, including Leasehold Acquisition Costs, will be shared by the Parties in the proportions provided in paragraph 2.1 prior to Payout, and paragraph 2.2 after Payout.

ARTICLE VIII TERM The Term of Agreement is as defined in Section 1.1 e. above. ARTICLE IX ASSIGNMENT OF INTEREST

9.1 Any assignment or transfer by any Party of any Leasehold Interest in the Prospect Area shall be subject to this Agreement and the Operating Agreement. This Agreement shall accompany the sale and assignment of any interest within the AMI in whole or in part.

9.2 Subject to the foregoing and to the Operating Agreement, the terms, covenants and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective legal representatives, successors and assigns.

ARTICLE X REMEDIES

        The Parties shall be entitled to any remedy available at law or equity for any breach of this Agreement.

ARTICLE XI MISCELLANEOUS PROVISIONS

11.1 In connection with the transactions contemplated by this Agreement, Pledger represents and warrants that: (i) Pledger is a corporation duly organized, existing, and in good standing under the laws of the State of Mississippi, with full power and authority to conduct its business as now conducted and to own and operate its properties and other assets; (ii) Pledger has all requisite power authority to execute and deliver this Agreement and (iii) this Agreement has been duly and validly executed and delivered by Pledger and, assuming its due authorization, execution, and delivery by the purchaser, constitutes the legal, valid, and binding obligation of Pledger, enforceable against Pledger in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors’ rights or by legal principles of general applicability governing the availability of equitable remedies.

11.2 In connection with the transactions contemplated by this Agreement, Beta represents and warrants that: (i) it is a corporation duly organized, existing, and in good standing under the laws of the State of Nevada, with full power and authority to conduct its business as now conducted and to own and operate its properties and other assets; (ii) it has all the requisite power and authority to execute and deliver this Agreement and (iii) this Agreement has been duly and validly executed and delivered by Beta and, assuming its due authorization, execution, and delivery by Beta, constitutes the legal, valid, and binding obligation of Beta, enforceable against Beta in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors’ rights or by legal principles of general applicability governing the availability of equitable remedies.

11.3 The Parties do not intend to create, nor shall this Agreement be construed to create, a partnership, mining partnership, joint venture, or other relationship of mutual agency between Parties, their relation with respect to this Agreement and all rights, interests, and obligations hereunder being solely one of co-owners or co-tenants. Nothing herein shall be construed as authorization of one Party hereto to act as general agent of the other Party nor to permit either Party to act for or on behalf of the other Party outside the terms of this Agreement.

11.4 Time is of the essence for each and every provision of this Agreement. If Beta can not acquire an interest in the prospect acreage within 90 days, this Agreement shall terminate unless otherwise agreed upon in writing, however Beta shall be prohibited from acquiring any interest in the Prospect AMI for five years after the Effective Date of this Agreement, and furthermore in any oil, gas, or mineral lease. Pledger shall not be required to refund any monies which it previously received and Beta shall assign free of cost it’s entire mineral interest or farmout agreements which it had acquired as of the termination date.

11.5 The Parties hereto agree to execute, acknowledge, and deliver, as appropriate such other and further instruments, documents, and assurances as the other of them may reasonably require to effectuate the purpose and intent of this Agreement

11.6 All notices, requests, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand (including, without limitation, by overnight courier), transmitted by facsimile, or mailed, certified or registered mail (return receipt requested) with postage prepaid to the applicable party as follows:

Pledger Operating Company, Inc. Attn: Mr. Tim G. Chesteen, Pres. 606 Washington Street Natchez, Mississippi 39120 Telephone: (601)442-9871 Telecopier: (601)442- 9872 E-mail: pledger1@earthlink.net Beta Oil & Gas, Inc. Attn: Robert S. Spahr Tulsa, Oklahoma 74136 Telephone: (918) 495-1011 Telecopier: (918) 495-1077 E-mail: robs@betaoil.com or to such other persons or entities or addresses as the applicable Party shall furnish to the other Party in writing in accordance with this Section 11.6. Delivery of notices shall be effective only upon actual receipt by the intended recipient (or in the case of facsimile transmission the completion of such transmission during the recipient’s normal business hours).

11.7 This Agreement, and the legal relations among the Parties hereto arising from this Agreement, shall be governed by and construed in accordance with the laws of the State of Louisiana.

11.8 This Agreement (including the Exhibits hereto and the other instruments referred to herein) embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein; there are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein, and this Agreement supercedes all prior agreements and understandings among the Parties with respect to such subject matter.

11.9 Neither this Agreement nor any other agreements between the Parties nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any Party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by the Parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed accordingly to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties hereto.

11.10 The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretations of this Agreement.

11.11 The Parties shall make no press release or other public announcement or public disclosure relating to this Agreement or the subject matter of this Agreement, without consulting with each other in advance.

11.12 Beta shall manage the acquisition of the acreage within the AMI, under terms mutually satisfactory to Pledger.

11.13 A memorandum of this Agreement may be recorded in the public record of the Parish of Lafayette Louisiana.

11.14 Pledger shall be allowed to name the wells and will be drafted to meet with Beta's approval.

11.15 Pledger, through no obligation, reserves the option to purchase at ground floor cost, up to a five percent (5.0% of 8/8‘ths) working interest, on a well by well basis, in each well and drilling unit created within the AMI. Beta shall give Pledger at least 30 days notice on the first well and 60 days notice on all subsequent wells, prior to initiating operations. The election period by Pledger shall be within 30 days of having received notice and AFE Beta.

11.16 Pledger, reserves the right to market any available interest for sale by Beta to industry parties that have expressed a desire to Pledger in participating in their West Broussard Field Prospect, as long as the terms under which the interest is offered to Pledger by Beta are met by the purchasing party in full. Interest will be sold on a first come basis.

11.17 Pledger shall be reimbursed for all land related expenses invoiced by Paul Monju &Associates, Inc. Associates as incurred prior to the date of execution of this agreement. Currently this equals approximately $45,000. (02/12/01).

11.18 Monju and Associates, Inc shall be retained as the lead broker during the acquisition of Leases within the AMI, so as to not dilute the land knowledge thus far acquired. Leases shall be acquired in the name of Paul Monju & Associates, Inc. as Lessee, subject to the terms of an agency agreement between Paul Monju & Associates, Inc. and Beta, whereby Monju will be required to assign all interest in any such Leases to Beta upon demand without reservation of economic interest whatsoever. Paul Monju &Associates, Inc. shall not be authorized to assign Leases or any interest therein directly to Pledger, whether in the form of overriding royalty or working interest effective at Payout.

ARTICLE XII BINDING EFFECT

12.1 This Agreement is entered into by Beta, whose legal name is “Beta Oil & Gas, Inc.,” and shall be binding to their officers, directors, employees, agents, attorneys, partners, designees, and representatives. If any part of this Agreement is breached, declared void or unenforceable, the Parties agree to be bound by the remaining part of this Agreement.

ARTICLE XIII ROYALTY ACQUISITION

        After, in the sole opinion of Beta, sufficient Leases have been acquired within the AMI, the officers of Pledger, namely Tim Chesteen and Al Miller, will attempt to purchase Royalty within the AMI. Any Royalty acquired under the terms of this Paragraph shall be offered to Beta under Paragraph XV AREA OF MUTUAL INTEREST of the Operating Agreement.

* * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date of the individual acknowledgments, but same shall be effective as of the Effective Date.

PLEDGER OPERATING COMPANY, INC. _______________________ By:_________________________ Witness: Tim G. Chesteen

__________ Witness: BETA OIL & GAS, INC. _______________________ By:__________________________ Witness Robert S. Spahr Manager of Land and Marketing

__________ Witness STATE OF MISSISSIPPI COUNTY OF _____________

On this ____ day of _________________, 2001, before me appeared TIM G. CHESTEEN, to me personally known, who, being by me duly sworn, did say that he is the PRESIDENT of PLEDGER OPERATING COMPANY, INC. and that the foregoing instrument was signed and delivered by him on behalf of said corporation by authority of its Board of Directors and said appear acknowledged said instrument to be the free act and deed of said corporation.

----------------------------------- Notary Public STATE OF OKLAHOMA COUNTY OF _____________

On this ____ day of _________________, 2001, before me appeared ROBERT S. SPAHR, to me personally known, who, being by me duly sworn, did say that he is the MANAGER OF LAND AND MARKETING of BETA OIL &GAS, INC. and that the foregoing instrument was signed and delivered by him on behalf of said corporation by authority of its Board of Directors and said appear acknowledged said instrument to be the free act and deed of said corporation.

----------------------------------- Notary Public